Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218

EDWARD W. ELMORE, JR
DIRECT DIAL: 804-788-7336
EMAIL: telmore@hunton.com

October 22, 2010	FILE NO: 77051.2
Summit Hotel OP, LP
c/o General Partner
2701 South Minnesota Avenue, Suite 6
Sioux Falls, South Dakota 57105
Registration Statement on Form S-4 (No. 333-168685)
Ladies and Gentleman:
     We have acted as special counsel to Summit Hotel OP, LP, a Delaware limited partnership (the “OP”), in connection with the issuance by the OP of 9,993,992 units of limited partnership interest in the OP (the “OP Units”) pursuant to the Agreement and Plan of Merger, dated as of August 5, 2010 (the “Merger Agreement”), by and between Summit Hotel Properties, LLC, a South Dakota limited liability company (the “LLC”), and the OP, as described in the proxy statement/prospectus (the “Prospectus”) that forms a part of the Registration Statement on Form S-4 (No. 333-168685), and all amendments thereto (the “Registration Statement”), filed by the OP with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.
     In connection with the foregoing, we have examined the following documents:
1.	the Certificate of Formation of the OP, as certified by the Secretary of State of the State of Delaware on June 30, 2010 and by the Secretary of Summit Hotel Properties, Inc., a Maryland corporation and the sole general partner of the OP (the “General Partner”) on the date hereof;
2.	the Agreement of Limited Partnership of the OP and as certified by the Secretary of the General Partner on the date hereof;
3.	resolutions adopted by the Board of Directors of the General Partner on August 5, 2010, approving the Merger Agreement and authorizing the issuance of the OP Units,

Summit Hotel OP, LP
October 22, 2010

as certified by the Secretary of the General Partner on the date hereof (the “Resolutions”);
4.	the certificate of the Secretary of State of the State of Delaware as to the due formation, existence and good standing of the OP dated October 20, 2010 (the “Good Standing Certificate”);
5.	an executed copy of the Merger Agreement;
6.	the Registration Statement; and
7.	the Prospectus.
For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.
As to factual matters, we have relied upon certificates of officers of the General Partner and certificates of public officials.
Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:
1.	The OP is a limited partnership duly formed and has a legal existence under and by virtue of the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware.

2.	The issuance of the OP Units has been duly authorized and, when issued and delivered in accordance with the terms of the Resolutions and the Merger Agreement, the OP Units will be validly issued, fully paid and nonassesable.
The opinion with respect to formation, existence and good standing of the OP in the State of Delaware is based solely on the Good Standing Certificate.

Summit Hotel OP, LP
October 22, 2010

The foregoing opinions are limited to the Delaware Revised Uniform Limited Partnership Act, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities or “blue sky” laws, including the securities laws of the State of Delaware or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Delaware Revised Uniform Limited Partnership Act, we do not express any opinion on such matter.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.
This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ Hunton & Williams, LLP